PRESS RELEASE              FOR IMMEDIATE RELEASE
April 29, 2015
CONTACT: Craig Allen
800/283-2357

The Burlington Capital Group Announces appointment of new board members

Omaha, Nebraska - April 29, 2015 - The Burlington Capital Group today announced that its Board of Managers has appointed two new members. Effective April 23, 2015, U.S. Senator Mike Johanns and W. Kimball Griffith have been elected to the Burlington Capital board, which also serves as the operating board of America First Multifamily Investors, L.P.

U.S. Senator Mike Johanns was elected to the U.S. Senate in 2008. Johanns served in the 111th-113th Congresses as a member of the following committees: Appropriations, Agriculture, Banking, Commerce, Environment & Public Works, Indian Affairs and Veterans’ Affairs (varied by Congress). As the 28th Secretary of the U.S. Department of Agriculture, Johanns directed 18 agencies employing 90,000 staff worldwide and managed a $93 billion budget. Johanns served as Governor of Nebraska from 1999-2005. Johanns’ public service began on the Lancaster County Board in Nebraska from 1983 to 1987, followed by the Lincoln City Council from 1989 to 1991. He was elected Mayor of Lincoln in 1991and reelected without opposition in 1995. He is a graduate of St. Mary’s University of Minnesota and holds a law degree from Creighton University in Omaha. He clerked for the Nebraska Supreme Court before practicing law in O’Neill and Lincoln, Nebraska.

W. Kimball Griffith, 66, has been a consultant to Federal Home Loan Mortgage Corporation (Freddie Mac) since March 2015. From 2003 to February 2015, he served as director and vice president in its Multifamily Division in charge of mortgage and investment products for affordable properties with state and local support. From 1974 to 2003 he practiced law, including with Kutak Rock LLP and its predecessor firms, from 1976 until 1999, where he served in numerous management roles, and with Ballard Spahr LLP from 1999 to 2003. Mr. Griffith currently serves on the Board of Directors of Enterprise Community Investors, Inc. and serves as chair of the Board of Transitional Housing Corporation.

“Burlington is pleased to announce today the addition of Senator Mike Johanns and Kim Griffiths to its Board of Managers,” said Burlington Chairman and Chief Executive Officer Lisa Roskens. “They both exemplify the values of our company and we look forward to benefiting from their experience and perspective as we continue to build Burlington Capital Group’s portfolio of businesses.

Safe Harbor Statement
Information contained in this press release contains “forward-looking statements” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.